Exhibit 1

 Alpha Pro Tech

LTD

ALPHA PRO TECH, LTD. ANNOUNCES PRIVATE LABEL MANUFACTURING

WITH ALLIED BUILDING PRODUCTS CORP.

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

VALDOSTA, GEORGIA — December 11, 2007 — Alpha Pro Tech (AMEX: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced that its subsidiary, Alpha ProTech Engineered Products, Inc., will manufacture its RexSynfelt® roof underlayment product for Allied Building Products Corp.

Allied Building Products, which has nearly 200 locations nationwide, has a strong roofing focus selling to contractors and builders and will private label the RexSynfelt® roof underlayment under the brand name  TRI-BUILT “Weather or Not”® Synthetic Felt.  The Company expects to begin ramping up for distribution in the first quarter of 2008.

Danny Montgomery, Senior VP Alpha ProTech Engineered Products, Inc. commented, “We are extremely pleased to welcome Allied Building Products as a new customer and expect that it will become a significant relationship.  We continue to see traction in adding new customers for this product line, which offers a safety, technological and pricing advantage and remain encouraged with the growth prospects of our Engineered Products division for 2008.”

About Allied Building Products Corp.

Allied Building Products Corp. was established in Jersey City, N.J. in 1950 as a family owned-operated roofing and custom sheet metal fabrication business. Starting with just five employees, two trucks, 700 square feet of office space and 5000 square feet of warehouse space, the company had a small start but a big vision.  Today, one of the largest roofing and siding distributors in the United States, a $1.8+ billion building material distribution company with over 3,500 employees, nearly 200 branches in 30 states, and well over 1 million square feet of office and warehouse space, one thing remains the same: the superior service, personal attention and unwavering commitment to our customers that Allied was founded on.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based.